EXHIBIT 3.1.2

AMENDED AND RESTSTED ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

FIRST FOODS GROUP, INC.

SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK and SERIES C PREFERRED STOCK. Pursuant to the Nevada Revised Statutes and the authority conferred on the Board of Directors (the “Board of Directors” or the “Board”) of First Foods Group, Inc. (the “Company”) by the Articles of Incorporation (as amended) of the Company to designate and issue one or more series of preferred stock, par value $0.001 per share, of the Company, the Board of Directors duly adopted and approved a resolution on January 29, 2018 further amending the Articles of Incorporation of the Company (the “Amendment”) to establish the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Series A Convertible Preferred Stock, Series B Convertible Stock, and Series C Convertible Preferred Stock, which such resolution is as follows:

1. Authorized Number.

A. One (1) share of the authorized shares of preferred stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Stock”);

B. 4,999,999 shares of the authorized shares of preferred stock are hereby designated “Series B Convertible Preferred Stock (the “Series B Stock”) and;

C. 3,000,000 shares of the authorized shares of preferred stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C Stock”, and together with the Series A Stock and the Series B Stock, the “Preferred Stock”)

2. Ranking. The Preferred Stock shall rank, as to payment of dividends, rights to distribution of assets upon liquidation, dissolution rights and/or winding up rights of the Company and such other items as may arise from time to time: (i) senior to the shares of (a) common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (c) any other class or series of capital stock issued by the Company which by its terms does not expressly rank senior to or on a parity with the Preferred Stock ( the “Junior Stock”), and (ii) pari passu between the Series A Stock, the Series B Stock and the Series C Stock.

3. Designation. The rights, preferences, privileges, restrictions, and other matters relating to the Preferred Stock are as follows:

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4. Dividend Rights; Distributions.

(a) At the sole election of the Board, the Board may, at any time and from time to time, declare dividends on the Preferred Stock. Such dividends may be paid, at the sole election of a majority of the Board, either in (i) cash, (ii) shares of Common Stock, (iii) shares of Preferred Stock, (iv) shares of any other equity securities of the Company, or (v) any combination of the foregoing, provided that funds and/or equity securities are legally available to pay such dividends. If the Company elects to pay dividends in shares of Common Stock, Preferred Stock, and/or any other equity securities of the Company (“PIK Dividends”), such dividends shall be paid in full shares only, with any shares to be rounded up to a full share for any fractional share to be paid. Dividends declared by the Board of Directors may be paid on any date fixed by the Board to holders of record of shares of Preferred Stock as they appear on the Company’s stock register at the close of business on the record date (the “Record Date”). The Record Date, which shall not be greater than sixty (60) days nor less than ten (10) days before payment of dividends for such Record Date, shall be fixed by the Board.

(b) No dividend payment shall be made on or with respect to any shares of Junior Stock unless, prior thereto, all declared and unpaid dividends on any shares of Preferred Stock shall have been paid on all then outstanding shares of Preferred Stock and/or any then outstanding shares of Parity Stock.

(c) In addition to any other dividends that a holder of shares of Preferred Stock is entitled to pursuant to this Section 4 or otherwise, a holder of Preferred Stock shall be entitled to receive dividends on an as converted basis when, if and as declared by the Board of Directors for distribution to holders of Common Stock from time to time, only when, as and if declared by the Board of Directors, and only out of funds that are legally available therefor

5. Voting Rights. Holders of the Series A Stock shall have voting rights equal to fifty percent (50%) of the voting rights of all outstanding classes of capital stock of the Corporation. Holders of the Series B Stock shall have voting rights equal to equal to five (5) votes per each share of the Series B Stock. Series C Stoc shall vote on a one for one basis.

6. Stated Value. Upon liquidation, dissolution and/or winding up of the Company (and/or any other reason that the stated value of the Preferred Stock is required and/or deemed advisable by the Board to be determined), shares of Preferred Stock then outstanding shall have a stated value per share (the “Stated Value”) as determined by the Board in good faith.

7. Series C Stock Coupon. Holders of Series C Stock shall be entitled to a monthly interest payment equal to 1% of the amount invested for 18 months from the date of issuance.

8. No Redemption. There shall be no obligation of the Company to directly and/or indirectly redeem any shares of Preferred Stock or any right of any holder of Preferred Stock to submit any such shares for redemption or otherwise cause the Company to purchase such shares.

9. Conversion Rights.

10. A. Holders of Series A Stock and Series B Stock shall have the following rights with respect to conversion of shares of Preferred Stock into shares of Common Stock: a conversion rate of five (5) shares of Common Stock per each share of Series A Stock and Series B Stock.

11. B. Holders of Series C Stock shall have the following rights with respect to conversion of shares of Preferred Stock into shares of Common Stock: a conversion rate of one (1) share of Common Stock per each share of Series C Stock.

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12. Notices of Record Date. Upon any taking by the Company of a record of the holders of any class of securities for the purpose of (i) any dividend or other distribution; (ii) any reclassification or recapitalization of the capital stock of the Company, or any merger or consolidation of the Company or transfer of all or substantially all of the assets of the Company to any other entity or person; or (iii) any liquidation, dissolution or winding up of the Company, the Company shall mail to each holder of Preferred Stock, at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken, (B) the date on which any such event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such event.

13. Reservation of Common Stock for Issuance upon Conversion. The Company shall, on or before the Conversion Date, reserve (or cause the Transfer Agent to reserve) and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of all outstanding shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If, immediately prior to the Conversion Date, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Transfer and Conversion Agent. The Company shall act as Transfer Agent. The Conversion Agent for the Preferred Stock shall be Manhattan Transfer Registrar Co. or such other transfer and/or conversion agent as the Company may from time to time engage with respect to its capital stock. In the event that at any time there shall be no designated Transfer or Conversion Agent for the Preferred Stock, then holders of Preferred Stock may contact the Company at its executive offices at: First Foods Group, Inc. c/o Incorp Services, Inc., 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, NV 89169-6014, or at such other address as the Company may from time to time designate.

14. Notices. All notices required to be given under this Amendment shall be deemed given when personally delivered or delivered by facsimile transmission or electronic mail with printed confirmation of receipt, or one (1) Business Day after being sent by overnight courier, or three (3) Business Days after being sent by United States mail, return receipt requested, to the party’s address specified in this Amendment or, in the case of any holder of Preferred Stock, at the address appearing on the books of the Company or at such other address as such party may, from time to time, specifically designate by written notice given in accordance with this Section 13.

15. No Reissuance of Preferred Stock. Any shares of Preferred Stock acquired by the Company by reason of conversion or otherwise shall be canceled, retired and eliminated from the shares of Preferred Stock that the Company is authorized to issue. All such shares shall, upon their cancellation, become authorized but unissued and undesignated shares of preferred stock and may be reissued as part of a new series of preferred stock, subject to the terms, conditions and restrictions on issuance set forth in the Company’s Articles of Incorporation or in any amendment thereto creating a new series of preferred stock or any similar stock or as otherwise required by law.

16. Limitation on Number of Shares of Common Stock Issuable. Notwithstanding anything to the contrary contained in this Amendment or elsewhere, at any time that the Company has any class of its securities registered under Section 12(b) or Section 12(g) of the Exchange Act, the Company shall not effect any conversion of any shares of Series B Stock held by such holder or otherwise issue any shares of Common Stock pursuant hereto to such holder, to the extent (but only to the extent) that the holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the issued and outstanding shares of Common Stock. For purposes of this paragraph, beneficial ownership and all determination and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, as amended, and the rules and regulations promulgated thereunder. This can be waived in writing by the Holder of the Series B Stock.

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IN WITNESS WHEREOF, the Company has executed these Amended and Restated Articles of Incorporation by its duly authorized officer on this 29th day of January, 2018.

FIRST FOODS GROUP, INC.

By:	/s/ Mark J. Keeley
Mark J. Keeley
Chief Financial Officer

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